EXHIBIT 10.170

                            INDEMNIFICATION AGREEMENT



         THIS INDEMNITY AGREEMENT ("Agreement") is made as of the 30th day of May 1997 between NuOasis Gaming Inc., a Delaware corporation, with its principal office located in Irvine, California (referred to herein as "Indemnitor") and Fred Gordon Luke, an individual residing in Irvine, California and former President of the Board of NuOasis Gaming, Inc. (referred to herein as "Indemnitee").

         IN CONSIDERATION of the sum of Ten Dollars ($10), and other good and valuable consideration, including Indemnitee's termination of that certain Employment Agreement dated August ___, 1995, such termination to be effective upon the closing of the sale of all 250,000 shares of Series B Preferred Stock issued by NuOasis Gaming, Inc. to Joseph Monterosso and/or his assignees by Nona Morelli's II, Inc., (the "Resignation Date"), the receipt and sufficiency of which is acknowledged, it is hereby agreed:

1. INDEMNIFICATION FOR PAST SERVICES. Indemnitor shall indemnify Indemnitee from any and all liability, cost, loss or damage Indemnitee may suffer or incur as a result of claims, demands or judgments against Indemnitee arising from Indemnitee's past services in any capacity to Indemnitor brought by any third party, except to the extent the same are due to any intentionally wrongful or bad faith act of Indemnitee, but not excluding liability, loss or damage to Indemnitee attributable to the action or inaction by Indemnitee's successors in the management of Indemnitor for which Indemnitor shall be responsible.

2. DEFENSE OF CLAIMS. Indemnitor also agrees to defend or reimburse Indemnitee for his reasonable costs in defending any claims brought or actions filed against Indemnitee with respect to the subject of the indemnity contained herein, including those which may not result in a payment of indemnity due to Indemnitor's bad faith or intentionally wrongful act or omissions, whether such claims or actions are rightfully or wrongfully brought or filed, provided, in any case, Indemnitor controls the defense of such claim or suit and Indemnitee complies with Paragraph 4 below.

3. TERM OF INDEMNITY. The indemnity under this Agreement shall commence on the date hereof, and shall continue in full force and effect until June 30, 2002 and beyond that date for any claim or action brought before that date.

4. NOTICE OF CLAIMS BY INDEMNITEE. Indemnitee agrees to notify Indemnitor in writing within ten (10) business days by registered mail, return receipt requested, at Indemnitor's address, of any claim made against Indemnitee in respect to obligations for which Indemnitee is hereby indemnified by Indemnitor against or for which Indemnitor is obligated to provide a defense.

5. RELEASE OF CLAIMS BY INDEMNITOR. Indemnitor hereby releases Indemnitee from any and all claims or causes of action, of any sort whatsoever, excepting only claims based on bad faith, intentional misappropriation of funds for personal use, which Indemnitor may now or may hereafter have against Indemnitee from arising out of any action or omission of Indemnitee in his capacity as a direction or officer of Indemnitor from the beginning of time through the Resignation Date.

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6.   RELEASE OF CLAIMS BY INDEMNITEE. Indemnitee hereby releases Indemnitor from any and all claims and causes of action of any sort whatsoever, excepting only compensation due under any agreement entered into by the parties or agreed to be assumed by Indemnitor or Joseph Monterosso as part of the purchase by Joseph Monterosso and assigns of Series B Preferred Stock of Indemnitor.

7. UNKNOWN CLAIMS. This release extends to claims which the parties may not know or suspect to exist at the time of executing this Agreement and the parties hereby waive the benefit of Section 1542 of the California Civil Code (and all other statutes and court decisions of similar import) which is set forth below:

              "A general release does not extend to claims which the creditor does not know or suspect to exist in his favor at the time of executing the release, which if known by him must have materially affected his settlement with the debtor."

8. ASSISTANCE WITH CLAIMS. In addition to the indemnification and release obligations of Indemnitor hereunder, Indemnitor will provide Indemnitee with access to any information and documents in its possession or control which would assist Indemnitee in the defense of any claim whatsoever, provided such information or document is not subject to a contractual or legal restriction or disclosure.

9.   MISCELLANEOUS.

     A. FURTHER ASSURANCES. At any time and from time to time, after the effective date, each party will execute such additional instruments and take such action as may be reasonably requested by the other party to confirm or otherwise to carry out the intent and purposes of this Agreement.

     B. WAIVER. Any failure on the part of any party hereto to comply with any of its obligations, agreements, or conditions hereunder may be waived in writing by the party to whom such compliance is owed.

     C. NOTICES. All notices and other communications hereunder shall be in writing and shall be deemed to have been given if delivered in person or sent by prepaid first class registered or certified mail, return receipt requested tot he parties hereto, or their designees, as follows:

                  To Indemnitor:            Joseph Monterosso
                                            NuOasis Gaming, Inc.
                                            550 15th Street
                                            San Francisco, CA 94103
                                            Telephone:        (415) 575-0222
                                            Telefax:          (415) 861-4177

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                  To Indemnitee:             Fred G. Luke
                                             2 Park Plaza, Suite 470
                                             Irvine, CA 92714
                                             Telephone: (714) 833-5381
                                             Telefax: (714) 833-7854

     D. HEADINGS. The section and subsection headings in this Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Agreement.

     E. GOVERNING LAW. This Agreement was negotiated and is being contracted for in the State of California, and shall be governed by the laws of the State of California, notwithstanding any conflict-of-law provision to the contrary.

     F. BINDING EFFECT. This Agreement shall be binding upon the parties hereto and inure to the benefit of the parties, their respective heirs, administrators, executors, successors, and assigns.

     G. ENTIRE AGREEMENT. This Agreement contains the entire agreement between the parties hereto and supersedes any and all prior agreements, arrangements, or understandings between the parties relating to the subject matter hereof. No oral understandings, statements, promises, or inducements contrary to the terms of this Agreement exist. No representations, warranties, covenants, or conditions, express or implied, other than as set forth herein, have been made by any party.

     H. SEVERABILITY. If any party of this Agreement is deemed to be unenforceable, the balance of this Agreement shall remain in full force and effect.

     I. COUNTERPARTS. This Agreement may be executed simultaneously in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument and may be delivered in original or by facsimile or similar instantaneous electronic transmission device pursuant to which the signature of or on behalf of such party can be seen, and in such case the facsimile execution and delivery shall be considered valid, binding and effective for all purposes. At the request of any party hereto, all parties agree to deliver an original of this Agreement as well as any facsimile, telecopy or other reproduction hereof subsequent to the effective date.

         IN WITNESS WHEREOF, the parties have executed this Agreement the day and year first above written.

                                        "Indemnitee"

                                             /S/       FRED GORDON LUKE
                                        ---------------------------------------
                                                       Fred Gordon Luke

                                        "Indemnitor"
                                        NuOASIS GAMING, INC.

                                        By:  /S/       JOSEPH MONTEROSSO
                                             ----------------------------------
                                             Name:     Joseph Monterosso
                                             Title:    President

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